SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 25, 2008

NEWALLIANCE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-32007	52-2407114
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

195 Church Street
New Haven, Connecticut 06510
(203)787-1111
(address and telephone number)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 1.01	Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01	Entry into a Material Definitive Agreement.

Executive Incentive Plan - 2008 Target Bonuses. The Compensation Committee’s 2008 target bonuses for the Executive Officers under the Company’s Executive Short-Term Incentive Plan have been set at levels between approximately 45% and 75% of each individual executive’s annual base salary for “meets expectation” or “target”  performance. Performance that exceeds expectation is compensated at increasingly higher levels based on meeting higher performance goals.  The annual targets are established to approximate the annual bonus amounts, by position, paid by a peer group of financial institutions comparable to the Company in size and/or other shared characteristics. For 2008, maximum bonus amounts payable under the Executive Incentive Plan will equal up to 150% of base salary for Peyton R. Patterson, the Chairman, President and Chief Executive Officer of the Company, and lower percentages for the other executive officers. The performance of Ms. Patterson, Mr. Blanksteen and Ms. Brathwaite will be measured solely based on corporate performance while the performance of the other executive officers will be measured based on a combination of corporate and team performance.

Executive Incentive Plan Clarification.  The Compensation Committee also clarified at its March 25 meeting, the maximum amounts that can be earned under the Plan.  In 2008, as stated above, that limit is 150% of base salary for the CEO and lower amounts for the other executives.  The Compensation Committee’s Policy is that in no event in the future shall Plan awards exceed 200% of base salary for the CEO, and lesser percentages of base salary for other executive officers.  The Compensation Committee adopted this Policy with the stipulation that it can not be amended to increase caps unless the Company was to seek shareholder approval of such amendment, which is not currently contemplated.  At its first opportunity, the Compensation Committee will update the Plan Document for the Executive Incentive Plan (currently Appendix A to the 2008 Proxy Statement) to specify this individual award limit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NEWALLIANCE BANCSHARES, INC.

By: /s/ Merrill B. Blanksteen
Merrill B. Blanksteen
Executive Vice President and Chief Financial Officer

Date: March 31, 2008